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                                                          File No. 333-4422

                                                          Rules 424(b)(3) & (c)


                        CINEMASTAR LUXURY THEATERS, INC.


PROSPECTUS SUPPLEMENT DATED NOVEMBER 8, 1996 TO PROSPECTUS DATED
SEPTEMBER 24, 1996

CinemaStar Luxury Theaters, Inc. has extended the expiration date of the warrant reduction offer (the "Offer") described in its Prospectus dated September 24, 1996, from 5:00 P.M. Eastern Standard Time on November 8, 1996, to 5:00 P.M. Eastern Standard Time on November 15, 1996. Except for the extension of the expiration date of the Offer, all other terms and conditions of the Offer remain the same. As of November 8, 1996, 85,785 Redeemable Warrants have been tendered for exercise pursuant to the Offer.